Exhibit 99.1

January 17, 2006

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:	Edward M. Jamison, President	702. 878. 0700
Chief Executive Officer & Vice Chairman of the Board

	Cathy Robinson	702. 878. 0700
Executive Vice President, Chief Financial Officer

COMMUNITY BANCORP GROWS 55% IN ITS FIRST FULL YEAR AS A PUBLIC COMPANY

LAS VEGAS, Nev. – (BUSINESS WIRE)—January 17, 2006—Community Bancorp (NASDAQ: CBON), a community bank holding company with $892.7 million in assets, today announced financial results for the fourth quarter and the year ended December 31, 2005.

Net income for the fourth quarter was $3.0 million, or $0.40 per fully diluted share, compared with $843 thousand, or $0.16 per fully diluted share, in the same period of the prior year.

For the year ended December 31, 2005, net income increased 85.7% to $10.1 million, or $1.42 per fully diluted share, from net income of $5.4 million, or $1.10 per fully diluted share, for the prior year.

Community Bancorp’s return on average equity (ROE) and return on average assets (ROA) for 2005 were 11.4% and 1.43%, respectively, compared to 15.1% and 1.04%, respectively, for 2004.

“We are pleased with the first year’s results given our new environment as a public company. The company produced strong profitability, strong organic and acquisition growth in deposits, and high quality assets. Asset growth and current revenues have reached a level that provides a platform for enhanced performance in the coming year,” said Edward Jamison, President and CEO.

“Our asset growth was $319 million, or 55.5%, for 2005, of which organic growth contributed approximately $175 million. The acquisition in August 2005 of Bank of Commerce, a $144 million local bank at the time of acquisition, also added to the strong performance for the year. Coupled with the strong growth, we added a new branch and integrated the three branch system of Bank of Commerce. We also focused on compliance with the Sarbanes Oxley Act with added additional costs and time management during the year. All of these and other factors led to a challenging yet successful year for the company,” said Edward Jamison, President and CEO.

Highlights

Year ended 2005

•	Increased diluted earnings per share from $1.10 in 2004 to $1.42 for the full year 2005.

•	Net income increased 85.7% to $10.1 million compared to $5.4 million for 2004. This significant increase was partially due to an accrual for stock appreciation rights (SAR) in December 2004 brought on by the initial public offering (IPO). Excluding the effect of the SAR accrual of $1.3 million (net of taxes) in the fourth quarter of 2004, net income for the year ending 2005 increased 50.5% over the year ending 2004.

•	Gross loans grew $260.1 million or 64.5% to $663.4 million compared to $403.3 for 2004.

•	Total deposits grew $248.8 million or 52.2% during 2005, with a $74 million increase in non-interest bearing demand.

Operating Results

During the fourth quarter of 2005, total interest income was $15.4 million, compared with $8.2 million in the same quarter of 2004. Total interest income increased $16.3 million or 54.3% to $46.3 million for the year ended 2005 compared to 2004. The increase in total interest income was primarily attributed to strong organic loan growth, increased assets acquired through the acquisition of Bank of Commerce and the asset sensitivity of the balance sheet.

Total interest expense for the fourth quarter of 2005 was $4.7 million, compared with $1.8 million for the fourth quarter of 2004. Total interest expense increased for the year ended 2005 by $5.6 million, or 82.3%, to $12.5 million from $6.9 million for the year ended 2004. The increase in total interest expense resulted from the growth in deposits, increased deposit rates, additional Federal Home Loan Bank (FHLB) borrowings, including FHLB advances acquired with Bank of Commerce, and interest on $20.0 million in trust preferred securities issued in September 2005.

Net interest income for the fourth quarter of 2005 was $10.7 million, an increase of 68.2% over $6.4 million in the same quarter of 2004. For the full year, net interest income increased 46.0% to $33.8 million in 2005 compared to $23.2 million for the year ended December 2004.

The net interest margin of 5.35% for the fourth quarter of 2005 increased from 4.93% for the fourth quarter of 2004 and decreased slightly from the quarter ending September 30, 2005 (5.44%). This decrease resulted mainly from the increasing demand to raise rates on deposits and the additional cost of the trust preferred securities. Year over year, the net interest margin increased by 10.1%, from 4.65% to 5.12%.

Non-interest income was $803 thousand for the fourth quarter of 2005, an increase of 104.8% over $392 thousand in the fourth quarter of 2004. For the year ended 2005, non-interest income grew 52.8% to $2.3 million, compared to $1.5 million for the year ended 2004. The increase in non-interest income is primarily due to an increase in overdraft, wire and ATM fees attributed to a larger branch network brought on by the acquisition of Bank of Commerce and the opening of our new Russell Office. In addition, income from bank owned life insurance increased $310 thousand, or 159.8%, year over year, although the year over year comparison is not meaningful since the policies were purchased in July 2004.

Non-interest expense was $7.0 million for the quarter ending December 31, 2005, an increase of 29.6% over $5.4 million for the fourth quarter ending December 31, 2004. Year over year non-interest expense increased $4.6 million, or 28.6%. The increase was largely attributable to expenses associated with salaries and employee benefits due to the addition of new employees from the acquisition of Bank of Commerce, the opening of the Russell Office, and the investment in additional lending staff. Professional fees increased by $1.1 million in 2005, mainly related to our compliance with Section 404 of Sarbanes-Oxley, outsourcing of internal audit services coinciding with the growth of our company, and the added accounting requirements of being a public company. The occupancy expenses associated with operating the expanded branch network also impacted our non-interest expense. These increased costs were partially offset with a decrease in the SAR accrual in 2005 versus 2004.

Our efficiency ratio improved year over year to 56.8% for 2005 compared to 64.7% in 2004.

Balance Sheet Management

Our gross loans increased 64.5% in 2005 to $663.4 million, compared to $403.3 million for 2004. Commercial and industrial loans represented the largest increase, based on a percentage of gross loans, with an increase of 110.9% to $126.2 million, from $59.8 million a year ago, followed by construction loans which grew 89.2% to $316.2 million from $167.2 million in 2004. Real estate secured loans represented 80% of gross loans at December 31, 2005 , compared to 84% of gross loans at the end of 2004.

Total deposits were $725.1 million at December 31, 2005, compared to $476.3 million at December 31, 2004. Excluding $118.2 million added in deposits at the time of the Bank of Commerce acquisition, total deposits increased $130.6 million year over year.

The acquisition of Bank of Commerce contributed to the strength of our balance sheet in 2005. In addition to loans and deposits, the acquisition increased our available for sale securities portfolio by $21.6 million, our premises and equipment by $4.6 million, and provided a tax receivable of $1.1 million. The total addition to our tangible assets was $145.1 million. Also as part of the acquisition, we reported goodwill of $19.7 million and a core deposit intangible of $5.1 million at December 31, 2005. We also assumed short term borrowings of $6.0 million and long term debt of $3.5 million.

Stockholders’ equity increased by 37.7% to $106.7 million at year-end, compared to $77.6 million at the end of 2004. $20.0 million of this increase was attributable to the acquisition of Bank of Commerce. Book value per share was $14.47 at December 31, 2005, compared to $11.49 a year ago. Due to the creation of intangible assets associated with the Bank of Commerce merger, tangible book value was $11.12 for 2005, compared to $11.49 a year ago.

“We absolutely believe in the future of Las Vegas. Las Vegas continues to be among the leaders in job and population growth in the United States. With approximately 30,000 new hotel rooms planned for Las Vegas by the year 2010, there appears to be no slow down of these key economic drivers. We have substantially strengthened our personnel which allows us to enjoy the benefits of this great economy. With our personnel strength matching the strength of this economic engine that drives Las Vegas, we have enjoyed a record year and appear to be very well positioned to continue to capture a high percentage of the forecasted growth in the market,” says Larry Scott, Executive VP, Chief Operating Officer.

Asset Quality and Capital Ratios

As a result of conducting our quarterly allowance calculation analysis, which considers asset quality, loan growth, changes in loan mix and other qualitative factors, it was determined that a $269 thousand addition to the provision for loan losses was appropriate based on organic growth for the fourth quarter of 2005. A provision for loan losses of $340 thousand was taken during the fourth quarter of 2004. As of December 2005, our non-performing loans (NPLs) were $1.1 million compared to $968 thousand as of December 2004. Based upon the increase in our gross loans, the percentage of NPLs to total loans decreased to 0.16% at December 31, 2005 compared to 0.24% at December 31, 2004. Additionally, we reported net charge-offs of $34 thousand for the twelve months ended December 31, 2005 compared to net charge-offs of $198 thousand for the same period in 2004.

“The company has enjoyed improving asset quality over the course of the past year. While the local economy continues to post enviable results, we do recognize that we begin a new year in a fluid economic environment on a national level. This, in concert with our strong asset quality—a reflection of a solid credit culture, comprehensive loan polices, and prudent underwriting—warrants the current ALLL level of 1.22%. Based on these, and other factors including portfolio concentrations, the year-end loan loss provision is on par with our peers and is considered an adequate reflection of the risks in the current loan portfolio,” stated Don Bigger, Executive VP, Credit Administrator.

Our capital ratios continue to be above the well-capitalized guidelines established by bank regulatory agencies.

Business Strategy

Commenting on the outlook and business strategy for the company, Jamison said, “We are very encouraged by our organic growth in assets and earnings for the year. We have positioned ourselves for enhanced growth and earnings as we move forward. We anticipate leveraging our capital and moving the efficiency ratio downward, which will improve the company’s overall returns. With strong capital, strong growth, excellent asset quality, talented management, and growing profitability, we are excited about the future. Our strategy continues to be to effectively deploy our capital, grow organically and look for synergistic acquisitions and opportunities in our local market or other high growth markets.”

For more information about Community Bank of Nevada, visit our website at www.communitybanknv.com.

About Community Bancorp

Community Bancorp is a bank holding company that was established in 1995. Community Bank of Nevada, the only operating subsidiary of Community Bancorp, is a state chartered bank headquartered in Las Vegas, Nevada. We operate nine full service branches in southern Nevada, and two loan production offices in Phoenix and San Diego. In August 2005, we acquired Bank of Commerce, adding three branches.

Our initial public offering occurred in December 2004, and the stock is traded on the NASDAQ National Market under the symbol “CBON”.

Forward-Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, the economic condition of the Las Vegas market, net interest margin, loan quality, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on theses and other factors that could affect financial results are included in our Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. Community Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp and PSLRA’s safe harbor provisions.

Community Bancorp and Subsidiary

Consolidated Statements of Income

	For the three months ending December 31,		$ Change	% Change
	2005	2004
	(unaudited)
	(dollars in thousands, except per share information)
Interest and dividend income:
Loans, including fees	$13,906	$7,145	6,761	94.6%
Securities:
Taxable	767	593	174	29.3%
Non-Taxable	211	212	(1)	-0.5%
Federal funds sold	465	199	266	133.7%
Dividends	45	22	23	104.5%

Total interest and dividend income	15,394	8,171	7,223	88.4%

Interest expense on:
Deposits	3,862	1,604	2,258	140.8%
Short term borrowings	177	—	177	100.0%
Long term debt	31	—	31	100.0%
Junior subordinated debt	633	211	422	200.0%

	4,703	1,815	2,888	159.1%

Net interest income	10,691	6,356	4,335	68.2%
Provision for loan losses	269	340	(71)	-20.9%

Net interest income after provision for loan losses	10,422	6,016	4,406	73.2%

Other income:
Service charges and other income	639	239	400	167.4%
Loan brokerage and referral fees	39	—	39	100.0%
Income from bank owned life insurance	126	97	29	29.9%
Net gain on sales of loans	(1)	56	(57)	-101.8%
Net gain (loss) on sales of securities	—	—	—	0.0%

	803	392	411	104.8%

Other expenses:
Salaries, wages and employee benefits	3,965	2,182	1,783	81.7%
Occupancy, equipment & depreciation	796	381	415	108.9%
Professional fees	768	132	636	481.8%
Advertising and public relations	261	114	147	128.9%
Data processing	232	152	80	52.6%
Stock appreciation rights	7	1,921	(1,914)	-99.6%
Stationery and supplies	101	50	51	102.0%
Insurance	81	70	11	15.7%
Core Deposit Intangible	191	—	191	100.0%
Telephone and postage	80	46	34	73.9%
Director fees	49	36	13	36.1%
Loan related	54	38	16	42.1%
Software maintenance	37	21	16	76.2%
Foreclosed assets, net	—	8	(8)	-100.0%
Other	405	273	132	48.4%

	7,027	5,424	1,603	29.6%

Income before income taxes	4,198	984	3,214	326.6%
Income tax expense	1,221	141	1,080	766.0%

Net income	$2,977	$843	2,134	253.1%

Earnings per share:
Basic	$0.40	$0.16	0.24	150.0%
Diluted	$0.40	$0.16	0.24	150.0%

Community Bancorp and Subsidiary

Consolidated Statements of Income

	For the twelve months ending December 31,			$ Change	% Change
	2005	2004	2003
Interest and dividend income:
Loans, including fees	$40,973	$26,415	$24,679	14,558	55.1%
Securities:
Taxable	2,656	1,981	1,331	675	34.1%
Non-Taxable	838	874	845	(36)	-4.1%
Federal funds sold	1,738	692	242	1,046	151.2%
Dividends	132	76	46	56	73.7%

Total interest and dividend income	46,337	30,038	27,143	16,299	54.3%

Interest expense on:
Deposits	10,713	6,054	6,679	4,659	77.0%
Short term borrowings	362	44	52	318	722.7%
Long term debt	43	—	—	43	100.0%
Junior subordinated debt	1,393	764	722	629	82.3%

	12,511	6,862	7,453	5,649	82.3%

Net interest income	33,826	23,176	19,690	10,650	46.0%
Provision for loan losses	1,085	922	1,723	163	17.7%

Net interest income after provision for loan losses	32,741	22,254	17,967	10,487	47.1%

Other income:
Service charges and other income	1,563	991	1,050	572	57.7%
Loan brokerage and referral fees	124	184	446	(60)	-32.6%
Income from bank owned life insurance	504	194	—	310	159.8%
Net gain on sales of loans	84	108	65	(24)	-22.2%
Net gain (loss) on sales of securities	—	12	2	(12)	-100.0%

	2,275	1,489	1,563	786	52.8%

Other expenses:
Salaries, wages and employee benefits	12,280	8,619	7,157	3,661	42.5%
Occupancy, equipment & depreciation	2,173	1,495	1,417	678	45.4%
Professional fees	1,415	359	230	1,056	294.2%
Advertising and public relations	909	587	465	322	54.9%
Data processing	730	558	522	172	30.8%
Stock appreciation rights	446	2,095	149	(1,649)	-78.7%
Stationery and supplies	377	230	209	147	63.9%
Insurance	285	249	173	36	14.5%
Core Deposit Intangible	254	—	—	254	100.0%
Telephone and postage	229	198	232	31	15.7%
Director fees	210	172	104	38	22.1%
Loan related	171	235	127	(64)	-27.2%
Software maintenance	102	102	99	—	0.0%
Foreclosed assets, net	(234)	117	103	(351)	-300.0%
Other	1,165	930	1,033	235	25.3%

	20,512	15,946	12,020	4,566	28.6%

Income before income taxes	14,504	7,797	7,510	6,707	86.0%
Income tax expense	4,439	2,376	2,295	2,063	86.8%

Net income	$10,065	$5,421	$5,215	4,644	85.7%

Earnings per share:
Basic	$1.45	$1.13	$1.13	0.32	28.3%
Diluted	$1.42	$1.10	$1.10	0.32	29.1%

Community Bancorp and Subsidiary

Consolidated Statements of Income

	For the twelve months ending December 31,		$ Change	% Change
	2005	2004
	(unaudited)
	(dollars in thousands, except per share information)
Interest and dividend income:
Loans, including fees	$40,973	$26,415	14,558	55.1%
Securities:
Taxable	2,656	1,981	675	34.1%
Non-Taxable	838	874	(36)	-4.1%
Federal funds sold	1,738	692	1,046	151.2%
Dividends	132	76	56	73.7%

Total interest and dividend income	46,337	30,038	16,299	54.3%

Interest expense on:
Deposits	10,713	6,054	4,659	77.0%
Short term borrowings	362	44	318	722.7%
Long term debt	43	—	43	100.0%
Junior subordinated debt	1,393	764	629	82.3%

	12,511	6,862	5,649	82.3%

Net interest income	33,826	23,176	10,650	46.0%
Provision for loan losses	1,085	922	163	17.7%

Net interest income after provision for loan losses	32,741	22,254	10,487	47.1%

Other income:
Service charges and other income	1,563	991	572	57.7%
Loan brokerage and referral fees	124	184	(60)	-32.6%
Income from bank owned life insurance	504	194	310	159.8%
Net gain on sales of loans	84	108	(24)	-22.2%
Net gain (loss) on sales of securities	—	12	(12)	-100.0%

	2,275	1,489	786	52.8%

Other expenses:
Salaries, wages and employee benefits	12,280	8,619	3,661	42.5%
Occupancy, equipment & depreciation	2,173	1,495	678	45.4%
Professional fees	1,415	359	1,056	294.2%
Advertising and public relations	909	587	322	54.9%
Data processing	730	558	172	30.8%
Stock appreciation rights	446	2,095	(1,649)	-78.7%
Stationery and supplies	377	230	147	63.9%
Insurance	285	249	36	14.5%
Core Deposit Intangible	254	—	254	100.0%
Telephone and postage	229	198	31	15.7%
Director fees	210	172	38	22.1%
Loan related	171	235	(64)	-27.2%
Software maintenance	102	102	—	0.0%
Foreclosed assets, net	(234)	117	(351)	-300.0%
Other	1,165	930	235	25.3%

	20,512	15,946	4,566	28.6%

Income before income taxes	14,504	7,797	6,707	86.0%
Income tax expense	4,439	2,376	2,063	86.8%

Net income	$10,065	$5,421	4,644	85.7%

Earnings per share:
Basic	$1.45	$1.13	0.32	28.3%
Diluted	$1.42	$1.10	0.32	29.1%

Community Bancorp and Subsidiary

Consolidated Balance Sheets

	2005	2004	% Change
	(unaudited)
	(dollars in thousands)
Assets
Cash and due from banks	$22,221	$5,328	317.1%
Federal funds sold	64,683	61,926	4.5%

Cash and cash equivalents	86,904	67,254	29.2%
Securities available for sale	92,777	82,083	13.0%
Securities held to maturity (fair market value approximates $1,601 and 2,041)	1,566	1,958	-20.0%
Investment in Federal Home Loan Bank (FHLB), Federal Reserve Bank (FRB)and Pacific Coast Bankers Bank (PCBB) stock	2,861	2,219	28.9%
Loans, net of allowance for loan losses of $8,117 and $6,133	651,574	395,011	65.0%
Premises and equipment, net	15,136	8,243	83.6%
Other real estate owned	—	2,191	-100.0%
Accrued interest receivable	3,770	2,003	88.2%
Deferred tax assets, net	320	2,112	-84.8%
Bank owned life insurance	9,698	9,194	5.5%
Goodwill	19,698	—	100.0%
Core deposit intangible	5,077	—	100.0%
Other assets	3,327	1,693	96.5%

Total assets	$892,708	$573,961	55.5%

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing demand	$196,411	$122,148	60.8%
Interest bearing:
Demand	337,803	221,542	52.5%
Savings	6,592	5,829	13.1%
Time, $100,000 or more	74,623	60,822	22.7%
Other time	109,659	65,911	66.4%

Total deposits	725,088	476,252	52.2%

Short term borrowings	16,000	350	4471.4%
Long term debt	3,500	—	100.0%
Accrued stock appreciation rights	357	2,414	-85.2%
Accrued interest payable and other liabilities	4,931	1,928	155.8%
Junior subordinated debt	36,083	15,464	133.3%

	60,871	20,156	202.0%

Commitments and Contingencies

Stockholders’ Equity
Common stock, par value: December 31, 2005: $0.001; December 31, 2004:
$0.001, shares authorized: 10,000,000; shares issued:
2005: 7,409,087; 2004: 6,782,048	7	7	0.0%
Additional paid-in capital	71,199	51,245	38.9%
Retained earnings	36,763	26,698	37.7%
Accumulated other comprehensive income	(935)	174	-637.4%

	107,034	78,124	37.0%
Less cost of treasury stock, 34,375 shares	(285)	(285)	0.0%
Less notes receivable arising from the exercise of common stock options	—	(286)	-100.0%

Total stockholders’ equity	106,749	77,553	37.6%

Total liabilities and stockholders’ equity	$892,708	$573,961	55.5%

Community Bancorp and Subsidiary

Consolidated Financial Highlights

	Three Months Ending December 31,		Twelve Months Ending December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Return on equity (ROE)	11.26%	7.93%	11.35%	15.10%
Return on assets (ROA)	1.38%	0.62%	1.43%	1.04%
Efficiency ratio	61.14%	80.38%	56.82%	64.65%
Net interest margin	5.35%	4.93%	5.12%	4.65%
Net interest spread	4.40%	4.36%	4.29%	4.12%

	Twelve Months Ending
	December 31, 2005	December 31, 2004	Change
	(unaudited)
	(dollars in thousands, except share data)
Weighted average number of shares outstanding:
Basic	6,964,719	4,798,922	45.1%
Diluted	7,087,095	4,940,977	43.4%
Book value per common share	$14.47	$11.49	25.9%
Common stock outstanding	7,374,712	6,747,673	9.3%
Total risk-based capital ratio	16.3%	21.0%	-22.4%
Tier 1 risk-based capital ratio	14.2%	19.7%	-27.9%
Leverage ratio	13.1%	16.9%	-22.5%
Average assets	$703,556	$523,766	34.3%
Average earning assets	660,218	498,578	32.4%
Average equity	88,664	35,910	146.9%

	Twelve Months Ending
	December 31, 2005	December 31, 2004	Change
	(unaudited)
	(dollars in thousands)
Gross loans	$663,407	$403,270	64.5%
Nonperforming loans	1,081	968	11.7%
Nonperforming loans/total loans	0.16%	0.24%	-33.3%
Net loan charge-offs (recoveries)	$34	$198	-82.8%
Net loan charge-offs (recoveries)/average loans	0.01%	0.05%	-80.0%
Allowance for loan losses/total loans	1.22%	1.52%	-19.7%
Allowance for loan losses/nonperforming loans	750.9%	634.9%	18.3%
Other real estate owned	$—	$2,191	-100.0%
Total nonperforming assets	1,081	3,159	-65.8%
Nonperforming assets/total assets	0.12%	0.55%	-78.0%

Community Bancorp

Average Balances

	For the Three Months Ending December 31,
	2005			2004
	Average Balance	Interest	Average Yield or Cost (7)	Average Balance	Interest	Average Yield or Cost (7)
	(dollars in thousands)
Assets
Interest -earning assets:
Loans (1) (2) (3)	$652,945	$13,906	8.52%	$387,468	$7,145	7.38%
Investment Securities - Taxable	73,612	767	4.17%	65,540	593	3.62%
Investment Securities - Non-taxable (3)	22,607	211	3.73%	22,409	212	3.78%
Federal funds sold	45,638	465	4.08%	37,613	199	2.12%
Other investments (4)	4,223	45	4.26%	2,674	22	3.25%

Total interest-earning assets	799,025	15,394	7.71%	515,704	8,171	6.34%
Non-earning assets:
Cash and due from banks	21,625			14,011
Unearned loan fees	(3,754)			(1,971)
Allowance for loan losses	(7,864)			(5,837)
Other assets	55,766			21,322

Total assets	$864,798			$543,229

Liabilities and Stockholders’ Equity
Interest-bearing Liabilities:
Deposits
Interest-bearing demand	$33,820	$154	1.82%	$21,170	$41	0.78%
Money Market	298,989	2,159	2.89%	206,116	897	1.74%
Savings	7,708	14	0.73%	6,285	6	0.38%
Time certificates of deposit	172,497	1,535	3.56%	118,478	660	2.23%

Total interest-bearing deposits	513,014	3,862	3.01%	352,049	1,604	1.82%
Short-term borrowings & long term debt	19,500	208	4.27%	10	0	0.00%
Junior subordinated debt	36,083	633	7.02%	15,464	211	5.46%

Total interest-bearing liabilities	568,597	4,703	3.31%	367,523	1,815	1.98%
Non-interest-bearing liabilities
Demand deposits	185,113			130,738
Other liabilities	5,310			2,465

Total liabilities	759,020			500,726
Stockholders’ equity	105,778			42,503

Total liabilities and stockholders’ equity	$864,798			$543,229

Net interest income		$10,691			$6,356

Net interest spread (5)			4.40%			4.36%
Net interest margin (6)			5.35%			4.93%

(1)	Includes average non-accrual loans of $1.1 million in 2005 and $1.2 million in 2004.

(2)	Net loans fees of $1.2 million and $940 thousand are included in the yield computations for 2005 and 2004, respectively.

(3)	Yields on loans and securities have not been adjusted to a tax-equivalent basis.

(4)	Includes Federal Reserve Bank stock, Federal Home Loan Bank stock and Pacific Coast Bankers Bank stock.

(5)	Net interest spread represents the average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities.

(6)	Net interest margin is computed by dividing net interest income by total average earning assets.

(7)	Annualized.

Community Bancorp

Average Balances

	For the Twelve Months Ending December 31, 2005
	2005			2004
	Average Balance	Interest	Average Yield or Cost	Average Balance	Interest	Average Yield or Cost (7)
	(dollars in thousands)
Assets
Interest -earning assets:
Loans (1) (2) (3)	$510,252	$40,973	8.03%	$362,493	$26,415	7.29%
Investment Securities - Taxable	67,504	2,656	3.93%	57,515	1,981	3.44%
Investment Securities - Non-taxable (3)	22,448	838	3.73%	23,593	874	3.70%
Federal funds sold	56,607	1,738	3.07%	52,554	692	1.32%
Other investments (4)	3,407	132	3.87%	2,423	76	3.14%

Total interest-earning assets	660,218	46,337	7.02%	498,578	30,038	6.02%
Non-earning assets:
Cash and due from banks	18,327			14,338
Unearned loan fees	(2,765)			(1,726)
Allowance for loan losses	(6,730)			(5,639)
Other assets	34,506			18,215

Total assets	$703,556			$523,766

Liabilities and Stockholders’ Equity
Interest-bearing Liabilities:
Deposits
Interest-bearing demand	$25,678	$315	1.23%	$19,459	$92	0.47%
Money Market	254,793	6,177	2.42%	190,322	2,891	1.52%
Savings	6,361	36	0.57%	6,069	14	0.23%
Time certificates of deposit	138,931	4,185	3.01%	125,898	3,057	2.43%

Total interest-bearing deposits	425,763	10,713	2.52%	341,748	6,054	1.77%
Short-term borrowings & long term debt	10,757	405	3.76%	3,555	44	1.24%
Junior subordinated debt	21,108	1,393	6.60%	15,464	764	4.94%

Total interest-bearing liabilities	457,628	12,511	2.73%	360,767	6,862	1.90%
Non-interest-bearing liabilities
Demand deposits	152,912			124,737
Other liabilities	4,352			2,352

Total liabilities	614,892			487,856
Stockholders’ equity	88,664			35,910

Total liabilities and stockholders’ equity	$703,556			$523,766

Net interest income		$33,826			$23,176

Net interest spread (5)			4.29%			4.12%
Net interest margin (6)			5.12%			4.65%

(1)	Includes average non-accrual loans of $888 thousand in 2005 and $2.3 million in 2004.

(2)	Net loans fees of $4.5 million and $3.4 million are included in the yield computations for 2005 and 2004, respectively.

(3)	Yields on loans and securities have not been adjusted to a tax-equivalent basis.

(4)	Includes Federal Reserve Bank stock, Federal Home Loan Bank stock and Pacific Coast Bankers Bank stock.

(5)	Net interest spread represents the average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities.

(6)	Net interest margin is computed by dividing net interest income by total average earning assets.